Exhibit 99.1

COMMUNITY HEALTH SYSTEMS, INC. PROVIDES UPDATE REGARDING LAKE NORMAN

REGIONAL MEDICAL CENTER AND DAVIS REGIONAL PSYCHIATRIC HOSPITAL

FRANKLIN, Tenn. (June 19, 2024) – Community Health Systems, Inc. (NYSE: CYH) provided an update on the planned divestiture of two North Carolina hospitals today.

On June 18, 2024, Novant Health, Inc., a North Carolina non-profit corporation (“Novant”), informed Community Health Systems, Inc. (the “Company”) that Novant has decided not to move forward with the acquisition of two North Carolina hospitals. The transactions were contemplated by an Asset Purchase Agreement dated February 28, 2023 (as amended, the “Purchase Agreement”), by and among Novant and certain subsidiaries of the Company (the “CHS Selling Entities”).

Pursuant to the Purchase Agreement (which was previously disclosed on a Current Report on Form 8-K filed by the Company on February 28, 2023), Novant agreed to acquire substantially all of the assets of, and assume certain liabilities from, the CHS Selling Entities related to Lake Norman Regional Medical Center, a 123-bed hospital in Lake Norman, North Carolina; Davis Regional Psychiatric Hospital, a 144-bed behavioral health facility in Mooresville, North Carolina; and certain related businesses.

Novant has informed the Company it intends to exercise its right to formally terminate the Purchase Agreement soon.

Novant’s decision follows a ruling by the Fourth Circuit Court of Appeals earlier this week. On June 18, 2024, the Court issued a temporary injunction blocking the sale to Novant Health, pending final resolution of an appeal by the Federal Trade Commission. The injunction prevented completion of the transaction until the Court of Appeals decides whether to uphold or overturn a previous District Court decision that allowed the sale to proceed.

The Company is in the process of evaluating the current operations at Lake Norman Regional Medical Center and Davis Regional Psychiatric Hospital in light of the termination of the Novant transaction. In the interim, there will be no disruption to patient care or any other immediate changes to the healthcare services offered by these hospitals.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the nation’s largest healthcare companies. The Company’s affiliates are leading providers of healthcare services, developing and operating healthcare delivery systems in 40 distinct markets across 15 states. CHS subsidiaries own or lease 71 affiliated hospitals with approximately 12,000 beds and operate more than 1,000 sites of care, including physician practices, urgent care centers, freestanding emergency departments, occupational medicine clinics, imaging centers, cancer centers and ambulatory surgery centers. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. More information about the Company can be found on its website at www.chs.net.

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CHS Provides Update Regarding Lake Norman Regional Medical Center and Davis Regional Psychiatric

Hospital

June 19, 2024

Media Contact:

Tomi Galin, Executive Vice President, Corporate Communications, Marketing and Public Affairs

(615) 628-6607

Investor Contacts:

Kevin Hammons, President and Chief Financial Officer

(615) 465-7000

Anton Hie, Vice President–Investor Relations

(615) 465-7012

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